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                                                                   EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Halliburton Company of our report dated November 26, 1997 appearing on page 27 of Dresser Industries, Inc.'s Annual Report on Form 10-K (as amended by Form 10-K/A) for the year ended October 31, 1997. We also consent to the references to us under the headings "Experts" and "Dresser Selected Historical Consolidated Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Dresser Selected Historical Consolidated Financial Information."

Price Waterhouse LLP
Dallas, Texas

May 15, 1998